Sheet1

Merrill Lynch Ready Assets Trust
File Number: 811-2556
CIK Number: 065109
For the Period Ending: 12/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/18/2001	$ 10,000	U.S. Treasury Note	5.00%	03/31/2003
04/27/2001	15,000	Federal Home Loan Mtg	5.00	04/11/2002
05/30/2001	35,000	Student Loan Marketing	5.00	12/06/2002
08/03/2001	7,000	Federal Home Loan Mtg	3.57	12/31/2001
09/17/2001	40,000	Federal Home Loan Mtg	5.00	09/15/2003

Last Updated on 02/27/2002
By Win95 User